Exhibit 10.55

FOURTH AMENDMENT TO SUBLEASE AGREEMENT

THIS FOURTH AMENDMENT TO SUBLEASE AGREEMENT (this “Fourth Amendment”) is entered into effective as of this 31st day of July, 2016 (the “Effective Date”) by and between TC Loan Service, LLC, a Delaware limited liability company with a principal business address of 5080 Spectrum Drive, Suite 700W, Addison, Texas 75001 (“Sublessor”), and Elevate Credit Service, LLC, a Delaware limited liability company with a principal business address of 4150 International Plaza, Suite 300, Fort Worth, Texas 76109 (“Sublessee”).

Recitals

A. WHEREAS, Sublessor is the tenant of premises located at Overton Centre I 4150 International Plaza Fort Worth, Texas more particularly described in that certain master lease, dated as of December 13, 2006, between Overton Green Property Owner, L.P. (“Landlord”), as landlord, and Sublessor, as tenant (such lease, all exhibits thereto, and any amendments or addendums thereto as amended is referred to as the “TCLS Lease”).

B. WHEREAS, Sublessor is the tenant of premises located at Overton Centre I 4150 International Plaza Fort Worth, Texas (“Suite 200,” and together, with the premises under the TCLS Lease, the “Premises”) more particularly described in that certain sublease, dated as of February 20, 2013, between Decision Support Systems, L.P. (“DSS”), as sublessor, and Sublessor, as tenant (such sublease, all exhibits thereto, and any amendments or addendums thereto as amended is referred to as the “DSS Sublease”), said DSS Sublease haven been consented to by Landlord and subject to that certain master lease, dated as of February 7, 2006, by and between Landlord, as landlord, and DSS, as tenant.

C. WHEREAS, Sublessor and Sublessee entered into that certain sublease, dated as of May 1, 2014 (the “Sublease Agreement”), pursuant to which Sublessor sublet to Sublessee a certain portion of the Premises consisting of 21,068 square feet of office space on the 3rd floor and 21,176 square feet of office space on the 7th floor (collectively, the “3rd and 7th Floors”).

D. WHEREAS, Sublessor and Sublessee entered into an Amendment to Sublease Agreement, dated as of December 1, 2014 (the “First Amendment”), pursuant to which Sublessor sublet to Sublessee certain additional portions of the Premises consisting of 3,233 square feet of Suite 200 (the “Original 2nd Floor Portion”).

E. WHEREAS, Sublessor and Sublessee entered into a Second Amendment to Sublease Agreement, dated as of May 18, 2015 (the “Second Amendment”), pursuant to which the term of the Sublease Agreement, as amended, was extended to August 31, 2016.

F. WHEREAS, Sublessor and Sublessee entered into a Third Amendment to Sublease Agreement, dated as of October 12, 2015 (the “Third Amendment”), pursuant to which Sublessor sublet to Sublessee certain additional portions of the Premises from Sublessor, increasing the square footage of the Original 2nd Floor Portion to 8,784.9 square feet (the “Amended 2nd Floor Portion”).

G. WHEREAS, Sublessee and Sublessor now desire to further amend the Sublease Agreement to release the 3rd and 7th Floors effective as of August 1, 2016, and to extend the term of the Sublease Agreement for the remainder of the Subleased Premises.

H. NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.	Released Premises. From and after August 1, 2016, the 3rd and 7th Floors (the “Released Premises”), are

deemed released from and not encumbered by the Sublease Agreement, and shall not be a part of the Subleased Premises. As of August 1, 2016, the rights and obligations under the Sublease Agreement shall cease and terminate as related to the Released Premises (except those rights and obligations that expressly survive termination thereof pursuant to the terms of the Sublease Agreement). On or prior to August 1, 2016, Sublessee shall surrender the Released Premises to Sublessor in the condition required by the Sublease Agreement (including without limitation, with all repairs, maintenance and restoration required of Sublessee performed pursuant thereto).

2.	Additional Subleased Premises. From and after August 1, 2016, Sublessor agrees to sublet to Sublessee an additional 932.1 square feet of office space on the second floor. Combined with the previous subleased space consisting of the Amended 2nd Floor Portion, the additional subleased premises brings the combined total of subleased square feet to 9,717 (aka Suite 200), representing approximately 2.17% of the common space (building rentable area is 447,917 square feet), as set forth in Schedule A.

3.	Subleased Premises. From and after August 1, 2016, the Subleased Premises will only be Suite 200, for which the rights and obligations under the Sublease Agreement shall continue in full force and effect.

4.	Term and Termination. From and after August 1, 2016, Subsections (a) and (b) of Section 4. of the Sublease Agreement are hereby deleted in their entirety and replaced with the following in lieu thereof:

a.	Subject to Section 4(b), the Term of this Sublease shall commence on the Effective Date and end on November 30, 2017.

b.	This Sublease shall terminate on the first to occur of the following: (i) November 30, 2017; (ii) the date upon which the DSS Sublease is terminated as a result of any provisions thereof; or (iii) the date upon which Sublessee’s right to occupancy of the Subleased Premises is terminated pursuant to this Sublease or as provided by law.

5.	Sublessee’s Payment Obligations. From and after August 1, 2016, Subsections (a) and (b) of Section 5. of the Sublease Agreement are hereby deleted in their entirety and replaced with the following in lieu thereof:

a.	Rent. Sublessee covenants and agrees to pay to Sublessor, on a monthly basis, an amount equal to $14,575.50 per month including any applicable sales taxes (“Base Rent”) commencing as of August 1, 2016.

b.	Common Area Operating Expenses. Commencing on August 1, 2016, in addition to Base Rent, Sublessee covenants and agrees to pay to Sublessor, on a monthly basis, 100% of the Common Area Operating Expenses allocated by Landlord to Sublessor for Suite 200 (9,717 subleased square feet of the total 9,717 square feet of rented space). As used herein, Base Rent together with Sublessee’s percentage of the Common Area Operating Expenses, collectively, “Rent”).

6.	Parking. From and after August 1, 2016, Section 13 of the Sublease Agreement is hereby deleted in its entirety and replaced with the following in lieu thereof:

~~13.~~	Parking. Sublessee shall be entitled to use Sublessor’s share of the number of non-reserved parking spaces attributable to Sublessor during the Term for parking automobiles owned by Sublessee and its employees, agents and invitees. All such parking shall be unreserved and on a first-come, first-served basis.

7.	Binding Effect. The parties agree that this Fourth Amendment supersedes the First Amendment, the Second Amendment and the Third Amendment in their entirety, all of which as of August 1, 2016, are terminated and shall have no force and effect. Except as set forth in this Fourth Amendment, the Sublease Agreement is unaffected and shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, each of the undersigned has caused this Fourth Amendment to Sublease Agreement to be signed by its duly authorized representative to be effective as of the Effective Date, regardless of the actual date of execution.

SUBLESSOR:		SUBLESSEE:
TC LOAN SERVICE, LLC		ELEVATE CREDIT SERVICE, LLC

By:	/s/ Martin J. Wong	By:	/s/ Chris Lutes
	Name: Martin J. Wong		Name: Chris Lutes
	Title: CEO		Title: CFO

Schedule A

Subleased Premises

By entering into this Fourth Amendment to Sublease Agreement, from and after August 1, 2016, Sublessee will sublease the following space from Sublessor:

Suite 200 – 2nd Floor – 9,717 square feet

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